Exhibit 99.1

Press Release	For Immediate Release
Contact:
Robert W. White,
Chairman, President and CEO
or
Jack Sandoski,
Senior Vice President and CFO
(215) 886-8280

ABINGTON BANCORP, INC. ANNOUNCES EARNINGS FOR THE THIRD QUARTER OF 2008

Jenkintown, PA (October 31, 2008) – Abington Bancorp, Inc. (the “Company”) (Nasdaq Global Select: ABBC), the parent holding company for Abington Bank (the “Bank”), reported net income of $2.4 million for the quarter ended September 30, 2008, representing an increase of $305,000 or 14.7% over the comparable 2007 period. Basic and diluted earnings per share increased to $0.11 and $0.10, respectively, for the quarter compared to $0.09 for each for the third quarter of 2007. Additionally, the Company reported net income of $6.0 million for the nine months ended September 30, 2008, representing an increase of $1.1 million or 22.2% over the comparable 2007 period. Basic and diluted earnings per share increased to $0.27 and $0.26, respectively, for the first nine months of 2008 compared to $0.21 for each for the first nine months of 2007.

Mr. Robert W. White, Chairman, President and CEO of the Company, stated, “As a nation, we are experiencing the most severe financial crisis since the 1930’s. But with concerns about asset quality continuing to increase within the industry and across the country, our Bank’s strong capital position leaves us well positioned for long-term growth. During these times, we, like many institutions, are closely monitoring our loan portfolio. Although we have never invested in subprime loans, our non-performing loans increased during the third quarter, reflecting, in part, the current economic conditions. Even with our resulting provision for loan losses, however, our overall earnings increased as we improved our net interest margin and our net interest income. The Bank expects to continue to perform through this difficult time, however, given the current economic conditions, there is the potential for further increases to our allowance for loan losses over the remainder of this year and into next year.  Over the long term, we expect to continue to grow and build shareholder value as we support our community and expand our customer base.”

Net interest income was $7.7 million and $22.1 million for the three months and nine months ended September 30, 2008, respectively, representing increases of 8.1% and 19.5%, respectively, over the comparable 2007 periods. The increases in our net interest income were primarily due to decreases in our interest expense. For the three-month period, this decrease in interest expense was partially offset by a decrease in interest income. For the nine-month period, this decrease in interest expense was augmented by an increase in interest income. Our average interest rate spread and net interest margin for the third quarter of 2008 increased to 2.37% and 2.99%, respectively, from 1.92% and 2.89%, respectively, for the third quarter of 2007. Our average interest rate spread and net interest margin for the first nine months of 2008 increased to 2.17% and 2.88%, respectively, from 1.90% and 2.65%, respectively, for the first nine months of 2007.

Interest income for the three months ended September 30, 2008 decreased $888,000 or 6.0% over the comparable 2007 period to $14.0 million. The decrease occurred as growth in the average balance of our total interest-earning assets was offset by a decrease in the average yield earned on our total interest-earning assets. The average balance of our other interest-earning assets decreased $62.5 million, quarter-over-quarter, as these funds were reinvested in mortgage-backed securities and loans. The average balance of our mortgage-backed securities increased $71.7 million to $197.1 million for the third quarter of 2008 from $125.4 million for the third quarter of 2007. The average balance of our loans receivable increased $38.8 million to $699.1 million for the third quarter of 2008 from $660.3 million for the third quarter of 2007. Although the average yield on our mortgage-backed securities increased 48 basis points for the third quarter of 2008 compared to the third quarter of 2007, the average yield on all other categories of interest-earning assets decreased quarter-over-quarter, including an 88 basis point decrease in the average yield on our loans receivable, a 43 basis point decrease in the average yield on our investment securities, and a 212 basis point decrease in the average yield on our other interest-earning assets. These decreases in yield were the result of the current interest rate environment, in which the Federal Reserve Board’s Open Market Committee cut the federal funds rate by 300 basis points from September 2007 to September 2008.

Interest income for the nine months ended September 30, 2008 increased $441,000 or 1.1% over the comparable 2007 period to $42.2 million. This increase occurred as growth in the average balance of our total interest-earning assets offset a decrease in the average yield earned on our interest-earning assets. As was the case for the three-month periods, the largest period-over-period growth occurred in mortgage-backed securities and loans. The average balance of our mortgage-backed securities increased $43.8 million to $172.8 million for the first nine months of 2008 from $129.0 million for the first nine months of 2007. The average balance of our loans receivable increased $58.6 million to $695.5 million for the first nine months of 2008 from $637.0 million for the first nine months of 2007. Similar to the three-month period, the average yield on our mortgage-backed securities increased 27 basis points for the first nine months of 2008 compared to the first nine months of 2007, while the average yield on all other categories of interest-earning assets decreased period-over-period, including a 68 basis point decrease in the average yield on our loans receivable, an eight basis point decrease in the average yield on our investment securities, and a 129 basis point decrease in the average yield on our other interest-earning assets.

Interest expense for the three months ended September 30, 2008 decreased $1.5 million or 18.9% from the comparable 2007 period to $6.3 million. The decrease in our interest expense occurred as a decrease in the average rate paid on our total interest-bearing liabilities offset an increase in the average balance of those liabilities. The average rate we paid on our total interest-bearing liabilities decreased 105 basis points to 3.05% for the third quarter of 2008 from 4.10% for the third quarter of 2007. The average rate we paid on our total deposits decreased 127 basis points, quarter-over-quarter, driven by a 173 basis point decrease in the average rate paid on our certificates of deposit. The average balance of our total interest-bearing liabilities increased $68.6 million to $823.6 million for the quarter ended September 30, 2008 from $754.9 million for the quarter ended September 30, 2007. Our average deposit balance grew by $30.6 million over this same period, with all of the growth attributable to core deposits. The average balance of our advances from the Federal Home Loan Bank (“FHLB”) increased $39.9 million or 23.4% to $210.7 million for the quarter ended September 30, 2008 from $170.8 million for the quarter ended September 30, 2007. Our increased utilization of advances from the FHLB has been part of a strategic decision to replace high-rate certificates of deposit with lower-cost sources of funding in the current interest rate environment.

Interest expense for the nine months ended September 30, 2008 decreased $3.2 million or 13.6% over the comparable 2007 period to $20.1 million. As was the case in the three-month period, the decrease in our interest expense occurred as a decrease in the average rate paid on our total interest-bearing liabilities offset an increase in the average balance of those liabilities. The average rate we paid on our total interest-bearing liabilities decreased 77 basis points to 3.32% for the first nine months of 2008 from 4.09% for the first nine months of 2007. The average rate we paid on our total deposits decreased 90 basis points, period-over-period, driven by a 125 basis point decrease in the average rate paid on our certificates of deposit. The average balance of our total interest-bearing liabilities increased $48.6 million to $807.0 million for the nine months ended September 30, 2008 from $758.4 million for the nine months ended September 30, 2007. Our average deposit balance grew by $32.5 million over this same period, with approximately 62.9% of that growth occurring in core deposits. The average balance of our advances from the FHLB increased $15.7 million or 8.7% period-over-period.

We recorded a $309,000 provision for loan losses during the third quarter of 2008, and our provision for loan losses amounted to $1.0 million for the nine months ended September 30, 2008. During the third quarter of 2007, we recorded a provision of $163,000 to the allowance for loan losses, and our provision for loan losses amounted to $273,000 for the nine months ended September 30, 2007. The provision for loan losses is charged to expense as necessary to bring our allowance for loan losses to a sufficient level to cover known and inherent losses in the loan portfolio. As of September 30, 2008, our allowance for loan losses amounted to $2.9 million, or 0.4% of total loans, compared to $1.8 million at December 31, 2007. Our loan portfolio at September 30, 2008 included an aggregate of $22.0 million of non-performing loans compared to $1.6 million of non-performing loans at December 31, 2007. Our non-performing loans at September 30, 2008 consist primarily of six construction loans and two commercial real estate loans to three borrowers with a combined balance of $21.3 million. All of these loans are considered to be impaired at September 30, 2008. Three construction loans with a collective balance of $15.1 million were made to the largest of these borrowers for the construction of a 40-unit, high rise residential condominium project in Center City, Philadelphia. These loans, which represent the Bank’s largest construction loan in the aggregate, were more than 90 days past due and on non-accrual status at September 30, 2008. The building securing these loans, however, is nearly complete and certificates of occupancy have been received for a substantial number of the building’s units. Based on our review of the status of this project and consideration of an appraisal of the collateral, as well as consideration of the additional collateral securing the loans, a reserve of approximately $836,000 was established at September 30, 2008.  Additional reserves aggregating approximately $286,000 have been established on the remaining three construction loans and two commercial real estate loans based on our reviews of the collateral securing each. The aggregate balance of these loans was approximately $6.2 million at September 30, 2008, of which $729,000 was on non-accrual status. The remaining $5.5 million of these non-performing loans were on accrual status, because, although they were over 90 days past due at September 30, 2008, all past due interest was brought current in October. At September 30, 2008 and December 31, 2007, our non-performing loans amounted to 3.02% and 0.23% of loans receivable, respectively, and our allowance for loan losses amounted to 13.1% and 116.8% of non-performing loans, respectively. We are continuing to monitor our loan portfolio, and given current economic conditions, no assurances can be given that additional provisions for loan losses will not be necessary in subsequent quarters.

Our total non-interest income for the third quarter of 2008 amounted to $984,000, representing an increase of $201,000 or 25.7% from the third quarter of 2007. The increase was due primarily to an increase in income on bank owned life insurance (“BOLI”) of $189,000. The increase in income on BOLI resulted mainly from the purchase of $20.0 million of additional BOLI during the third quarter of 2007.

Our total non-interest income for the first nine months of 2008 amounted to $2.8 million, representing an increase of $603,000 or 27.6% from the first nine months of 2007. The increase in total non-interest income for the nine-month period was primarily due to an increase in income on BOLI of $790,000 and a gain on sale of investments of $146,000 that were partially offset by a securities impairment charge of $331,000. The impairment charge was taken during the second quarter of 2008 with no such charge in 2007. The impairment charge was taken to write-down the carrying value of our investment in a mortgage-backed securities based mutual fund to its fair value of $3.0 million at June 30, 2008, based on our determination that the investment, the AMF Ultra Short Mortgage Fund, was other-than-temporarily impaired. At the time, there had been recent credit rating downgrades in certain of the private label mortgage-backed securities held by the fund. During the third quarter, the fair value of the fund continued to decline, and at September 30, 2008, the fair value of our investment in the fund had decreased to $2.7 million. Although our investment in this fund is recorded at fair value in our balance sheet, no additional impairment charge was recognized during the third quarter. Based on our evaluation of the fund at September 30, 2008, we determined that the additional decrease in the value of the fund since June 30, 2008, more likely than not, is recoverable. We believe that the majority of the securities held by the fund will continue to perform, however, we are continuing to monitor this fund, and it is possible that additional impairment charges will be recorded in subsequent quarters.

Our total non-interest expenses for the third quarter of 2008 amounted to $5.2 million, representing an increase of $328,000 or 6.8% from the third quarter of 2007. The largest increases were in salaries and employee benefits, director compensation, and other non-interest expenses. Salaries and employee benefits expense increased $84,000 or 3.2%, quarter-over-quarter, due largely to growth in the total number of employees, normal merit increases in salaries, and higher health and insurance benefit costs. Salaries and employee benefits expense also increased due to an additional expense of $237,000 recognized during the third quarter of 2008 as the result of the issuance of awards to officers and employees under the 2007 Stock Option Plan (the “2007 SOP”) and the 2007 Recognition and Retention Plan (the “2007 RRP”) which were approved by shareholders in January 2008. These increases were partially offset by two additional items. First, the expense for our Employee Stock Ownership Plan (“ESOP”), which is based on the price of our common stock during the period, decreased $76,000, quarter-over-quarter, due primarily to a decline in the average market price of our common stock. Second, the expense recognized for our defined benefit pension plan decreased $359,000, quarter-over-quarter. This decrease in pension plan expense was due to the retirement of one of our executive officers as of September 30, 2008 and his corresponding forfeiture of benefits accumulated under the plan. Director compensation increased $109,000 or 94.2%, quarter-over-quarter, primarily due to the issuance of awards to directors under the 2007 SOP and the 2007 RRP. Other non-interest expenses increased $119,000 or 21.5%, quarter-over-quarter, due primarily to a $67,000 increase in deposit insurance premiums, $29,000 in expenses for real estate owned, and an $18,000 increase in ATM expense.

Our total non-interest expenses for the first nine months of 2008 amounted to $15.7 million, representing an increase of $2.1 million or 15.7% from the first nine months of 2007. As was the case with the three-month period, the largest increases for the nine-month period were in salaries and employee benefits, director compensation and other non-interest expenses. Additionally, occupancy expense increased $183,000, period-over-period, and professional services expense increased $123,000, period-over-period. The causes for the increases in salaries and employee benefits, director compensation and other non-interest expense over the nine-month periods mirrored the causes for the increases for such items in the three-month periods. Salaries and employee benefits expense increased $1.2 million or 16.0%, period-over-period, due largely to growth in the total number of employees, normal merit increases in salaries, and higher health and insurance benefit costs, as well as an additional expense of $632,000 recognized during the first nine months of 2008 for the issuance of awards to officers and employees under the 2007 SOP and the 2007 RRP. Additionally, the expense for our ESOP increased $42,000, period-over-period. These increases were partially offset by a $354,000 decrease in the expense recognized for our defined benefit pension plan due, as previously stated, to the retirement of one of our executive officers. Directors compensation increased $278,000 or 78.3%, period-over-period, primarily due to the issuance of awards under our 2007 SOP and 2007 RRP. Other non-interest expenses increased $324,000 or 19.5%, period-over-period, due primarily to a $73,000 increase in deposit insurance premiums, $82,000 in expenses for real estate owned, a $39,000 increase in ATM expense, a $31,000 increase in appraisal fees, and a $24,000 increase in printing and office supplies. Occupancy expense increased by $183,000 or 13.0%, period-over-period, primarily as a result of our additional branches opened in Chalfont and Spring House, Pennsylvania, during 2007 as well as additional equipment and computer costs for all of our facilities. Professional services expense increased $123,000 or 16.0%, period-over-period, due to increases in both legal and accounting fees. The increase in legal fees was due in part to expenses related to the special meeting of shareholders held in January 2008 as well as expenses incurred in connection with the resolution of certain non-performing loans.

Income tax expense was approximately $877,000 for both the third quarter of 2008 and the third quarter of 2007. Income tax expense for the first nine months of 2008 amounted to $2.1 million compared to $1.9 million for the first nine months of 2007. Our effective tax rate improved to 26.9% and 26.1% for the quarter and nine months ended September 30, 2008, respectively, from 29.7% and 28.0% for quarter and nine months ended September 30, 2007, respectively. This occurred in part due to purchases of additional tax-exempt investments, including municipal bonds and BOLI, that allowed our tax-exempt income to increase as other sources of income were increasing. Our provisions for income taxes increased as a result of the increases in our pre-tax income.

The Company’s total assets increased $80.9 million, or 7.5%, to $1.16 billion at September 30, 2008 compared to $1.08 billion at December 31, 2007. Our total cash and cash equivalents decreased $13.0 million or 19.1% during the first nine months of 2008 as we redeployed certain of our interest-bearing deposits in other banks to purchase additional securities. Our mortgage-backed securities increased by an aggregate of $64.1 million as purchases of $97.0 million outpaced repayments, maturities and sales aggregating $33.3 million. Our investment securities decreased $20.3 million in the aggregate due primarily to $47.4 million in calls, maturities and sales of agency bonds partially offset by $15.0 million in purchases of additional agency bonds and $13.6 million of municipal bonds. Net loans receivable increased $43.0 million or 6.3% during the first nine months of 2008. The largest loan growth occurred in construction loans, which increased $34.6 million, one- to four-family residential loans, which increased $26.1 million, and multi-family residential and commercial loans, which increased $11.7 million. These increases were partially offset by decreases in all other categories of loans. Real estate owned (“REO”) increased $1.5 million or 97.7% to $3.1 million at September 30, 2008 compared to $1.6 million at December 31, 2007. The majority of this increase occurred during the first quarter of 2008, when, as previously disclosed, we foreclosed on the collateral properties securing three commercial real estate loans to one borrower with an aggregate balance of $977,000. The remainder of the increase in real estate owned was due to improvements made to existing REO properties. Our FHLB stock increased $3.3 million or 29.9% as a result of our increased utilization of advances from the FHLB as a source of funding.

Our total deposits increased $21.7 million or 3.6% to $631.3 million at September 30, 2008 compared to $609.6 million at December 31, 2007. The increase during the first nine months of 2008 was due to growth in core deposits. During this period, our savings and money market accounts grew $36.4 million, or 38.1%, and our checking accounts grew $2.1 million, or 2.2%, resulting in an increase to core deposits of $38.5 million, or 19.7%. Our certificate accounts decreased $16.8 million or 4.1%. Advances from the FHLB increased $62.5 million or 33.0% to $252.0 million at September 30, 2008. As previously stated, our increased utilization of advances from the FHLB has been part of a strategic decision to replace high-rate certificates of deposit with lower cost sources of funding in the current interest rate environment. Our other borrowed money, which is comprised of securities repurchase agreements entered into with certain commercial checking account customers, increased $3.0 million or 16.9% during the first nine months of 2008 to $20.4 million at September 30, 2008.

Our total stockholders’ equity decreased to $244.2 million at September 30, 2008 from $249.9 million at December 31, 2007. The decrease was due primarily to the purchase of approximately 521,000 shares of the Company’s common stock by the 2007 RRP trust for approximately $5.4 million in the aggregate, as part of the Company’s previously announced plans to fund the 2007 RRP.  Additionally, the company purchased approximately 511,000 shares of the Company’s common stock during the third quarter of 2008 for approximately $4.9 million as part of our previously announced stock repurchase plan. Partially offsetting these decreases was a $2.7 million increase in retained earnings during the first nine months of 2008 as our net income of $6.0 million was partially offset by a reduction of $3.4 million resulting from the payment of our quarterly dividends.

Abington Bancorp, Inc. is the holding company for Abington Bank. Abington Bank is a Pennsylvania-chartered, FDIC-insured savings bank which was originally organized in 1867.  Abington Bank conducts business from its headquarters and main office in Jenkintown, Pennsylvania as well as twelve additional full service branch offices and seven limited service banking offices located in Montgomery, Bucks and Delaware Counties, Pennsylvania.  As of September 30, 2008, Abington Bancorp had $1.16 billion in total assets, $631.3 million in total deposits and $244.2 million in stockholders’ equity.

This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Abington Bancorp, Inc. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors – many of which are beyond the Company’s control – could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company’s reports filed from time-to-time with the Securities and Exchange Commission describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company’s business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to access the Company’s periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.abingtonbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

ABINGTON BANCORP, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	September 30, 2008	December 31, 2007

ASSETS

Cash and due from banks	$22,135,061	$22,342,499
Interest-bearing deposits in other banks	32,945,397	45,712,962
Total cash and cash equivalents	55,080,458	68,055,461
Investment securities held to maturity (estimated fair
value—2008, $19,462,561; 2007, $20,656,427)	20,389,646	20,391,268
Investment securities available for sale (amortized cost—
2008, $78,871,230; 2007, $98,202,711)	78,441,097	98,780,774
Mortgage-backed securities held to maturity (estimated fair
value—2008, $83,418,180; 2007, $45,627,107)	85,276,643	46,891,843
Mortgage-backed securities available for sale (amortized cost—
2008, $119,866,050; 2007, $94,400,607)	119,886,015	94,124,123
Loans receivable, net of allowance for loan losses
(2008, $2,890,189; 2007, $1,811,121)	725,055,200	682,038,113
Accrued interest receivable	5,354,823	4,977,909
Federal Home Loan Bank stock—at cost	14,238,300	10,958,700
Cash surrender value - bank owned life insurance	38,734,507	37,298,126
Property and equipment, net	11,049,861	10,759,799
Real estate owned	3,080,714	1,558,000
Deferred tax asset	2,750,271	1,892,051
Prepaid expenses and other assets	1,243,247	1,942,454

TOTAL ASSETS	$1,160,580,782	$1,079,668,621

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Deposits:
Noninterest-bearing	$38,485,392	$37,027,767
Interest-bearing	592,783,386	572,584,934
Total deposits	631,268,778	609,612,701
Advances from Federal Home Loan Bank	252,043,267	189,557,572
Other borrowed money	20,407,203	17,453,060
Accrued interest payable	4,799,387	3,498,235
Advances from borrowers for taxes and insurance	921,354	2,978,650
Accounts payable and accrued expenses	6,937,534	6,653,343

Total liabilities	916,377,523	829,753,561

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $0.01 par value, 20,000,000 shares authorized,
none issued	-	-
Common stock, $0.01 par value, 80,000,000 shares authorized;
issued: 24,460,240 shares in 2008 and 2007; outstanding:
23,924,084 shares in 2008, 24,449,526 shares in 2007	244,602	244,602
Additional paid-in capital	201,291,747	200,634,467
Treasury stock—at cost, 536,156 shares in 2008, 10,714 shares
in 2007	(5,174,638)	(104,997)
Unallocated common stock held by:
Employee Stock Ownership Plan (ESOP)	(15,348,178)	(15,977,458)
Recognition & Retention Plan Trust (RRP)	(6,013,327)	(1,867,065)
Deferred compensation plans trust	(1,179,476)	(1,149,610)
Retained earnings	71,017,326	68,360,520
Accumulated other comprehensive loss	(634,797)	(225,399)

Total stockholders' equity	244,203,259	249,915,060

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,160,580,782	$1,079,668,621

ABINGTON BANCORP, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

INTEREST INCOME:
Interest on loans	$10,266,825	$11,141,193	$31,582,679	$32,170,905
Interest and dividends on investment and
mortgage-backed securities:
Taxable	3,158,686	2,445,120	8,600,152	7,064,251
Tax-exempt	374,661	219,851	1,010,059	645,304
Interest and dividends on other interest-earning assets	206,824	1,088,405	1,031,230	1,903,061

Total interest income	14,006,996	14,894,569	42,224,120	41,783,521

INTEREST EXPENSE:
Interest on deposits	3,842,347	5,424,299	13,015,386	16,052,944
Interest on Federal Home Loan Bank advances	2,342,205	2,053,327	6,755,223	6,529,007
Interest on other borrowed money	91,429	263,146	321,002	682,278

Total interest expense	6,275,981	7,740,772	20,091,611	23,264,229

NET INTEREST INCOME	7,731,015	7,153,797	22,132,509	18,519,292

PROVISION FOR LOAN LOSSES	309,372	163,390	1,035,360	272,935

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	7,421,643	6,990,407	21,097,149	18,246,357

NON-INTEREST INCOME
Service charges	416,449	398,880	1,222,899	1,202,522
Income on bank owned life insurance	476,406	287,294	1,436,381	646,676
Gain on sale of securities	-	-	146,375	-
Impairment charge on investment securities	-	-	(330,527)	-
Other income	91,564	97,215	308,388	331,501

Total non-interest income	984,419	783,389	2,783,516	2,180,699

NON-INTEREST EXPENSES
Salaries and employee benefits	2,668,866	2,585,302	8,487,776	7,319,200
Occupancy	553,075	538,268	1,594,913	1,412,046
Depreciation	214,231	197,524	612,572	581,249
Professional services	302,437	307,643	888,585	765,924
Data processing	358,183	361,965	1,119,805	1,069,943
Advertising and promotions	156,828	163,092	375,299	398,053
Director compensation	224,867	115,814	634,096	355,642
Other	673,037	554,089	1,985,819	1,661,537

Total non-interest expenses	5,151,524	4,823,697	15,698,865	13,563,594

INCOME BEFORE INCOME TAXES	3,254,538	2,950,099	8,181,800	6,863,462

PROVISION FOR INCOME TAXES	876,629	876,731	2,138,847	1,918,751

NET INCOME	$2,377,909	$2,073,368	$6,042,953	$4,944,711

BASIC EARNINGS PER COMMON SHARE	$0.11	$0.09	$0.27	$0.21
DILUTED EARNINGS PER COMMON SHARE	$0.10	$0.09	$0.26	$0.21

BASIC AVERAGE COMMON SHARES OUTSTANDING:	21,855,861	22,386,157	22,112,239	23,033,868
DILUTED AVERAGE COMMON SHARES OUTSTANDING:	22,668,249	22,745,007	22,908,703	23,539,206

ABINGTON BANCORP, INC.

UNAUDITED SELECTED FINANCIAL DATA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Selected Operating Ratios(1):
Average yield on interest-earning assets	5.42%	6.02%	5.49%	5.99%
Average rate on interest-bearing liabilities	3.05%	4.10%	3.32%	4.09%
Average interest rate spread(2)	2.37%	1.92%	2.17%	1.90%
Net interest margin(2)	2.99%	2.89%	2.88%	2.65%
Average interest-earning assets to average
interest-bearing liabilities	125.63%	131.11%	127.10%	122.68%
Net interest income after provision
for loan losses to non-interest expense	144.09%	144.92%	134.38%	134.53%
Total non-interest expense to average assets	1.83%	1.82%	1.88%	1.83%
Efficiency ratio(3)	59.10%	60.78%	63.01%	65.52%
Return on average assets	0.84%	0.78%	0.72%	0.67%
Return on average equity	3.86%	3.38%	3.24%	3.86%
Average equity to average assets	21.87%	23.23%	22.36%	17.32%

Asset Quality Ratios(4):
Non-performing loans as a percent of
total loans receivable(5)	3.02%	0.77%	3.02%	0.77%

Non-performing assets as a percent of
total assets(5)	2.16%	0.48%	2.16%	0.48%

Allowance for loan losses as a percent of
non-performing loans	13.13%	35.55%	13.13%	35.55%

Net (recoveries) charge-offs to
average loans receivable	(0.04)%	0.01%	(0.04)%	0.01%

Capital Ratios(6):
Tier 1 leverage ratio	15.03%	15.48%	15.03%	15.48%
Tier 1 risk-based capital ratio	23.11%	24.24%	23.11%	24.24%
Total risk-based capital ratio	23.50%	24.51%	23.50%	24.51%

(1) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and, for the three-month and nine-month periods ended September 30, 2008 and 2007, are annualized where appropriate.

(2) Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(3) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.
(4) Asset quality ratios are end of period ratios, except for net charge-offs to average loans receivable.
(5) Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all accruing loans 90 days or more past due and all non-accruing loans. It is our policy, with certain limited exceptions, to cease accruing interest on single-family residential mortgage loans 120 days or more past due and all other loans 90 days or more past due. Real estate owned consists of real estate acquired through foreclosure and real estate acquired by acceptance of a deed-in-lieu of foreclosure.

(6) Capital ratios are end of period ratios and are calculated for Abington Bank per regulatory requirements.